UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2025

Williams-Sonoma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California		94109
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (415) 421-7900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	WSM	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.    Entry into a Material Definitive Agreement

On June 26, 2025, Williams-Sonoma, Inc. (the “Company”) entered into that certain Ninth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as administrative agent (the “Agent”), letter of credit issuer and swingline lender, and the lenders party thereto, which amended and restated that certain Eighth Amended and Restated Credit Agreement, dated as of September 30, 2021 (as amended, the “Existing Credit Agreement”), by and among the Company, the Agent and the lenders party thereto.
The Amended Credit Agreement, among other changes, (i) extends the maturity date of the unsecured revolving loan facility to June 26, 2030, (ii) increases the aggregate revolving commitments from $500,000,000 in the Existing Credit Agreement to $600,000,000, (iii) increases each of the alternative currency sublimits and the letter of credit sublimit from $75,000,000 in the Existing Credit Facility to $100,000,000, (iv) increases the swingline sublimit from $40,000,000 in the Existing Credit Facility to $50,000,000, (v) further updates the agreement to reflect the transition to the maturing Secured Overnight Financing Rate (“Term SOFR”) standard, and (vi) sets forth a slight reduction of applicable margins and fees in some instances. As of June 26, 2025, the Company had no revolving loans outstanding under the Amended Credit Agreement.
Under the Amended Credit Agreement, the Company is able to elect interest rates on its revolving borrowings calculated by reference to Bank of America’s prime rate (or, if greater, the average rate on overnight federal funds plus one-half of one percent or a daily rate equal to Term SOFR plus one percent), plus a margin based on the Company’s leverage ratio ranging from 0% to 0.550%, or Term SOFR (or future alternative) plus a margin based on the Company’s leverage ratio ranging from 0.910% to 1.550%. Facility fees under the Amended Credit Agreement are based upon the Company’s leverage ratio and range from 0.090% to 0.200%. Pursuant to the Amended Credit Agreement, the Company pays certain other customary fees to the administrative agent and the lenders.
The credit facility under the Amended Credit Agreement contains certain restrictive loan covenants, including, among others, a financial covenant requiring a maximum leverage ratio of 3.50 to 1.0 (funded debt adjusted for lease and rent expense to earnings before interest, income tax, depreciation, amortization and rent expense), and covenants limiting the Company’s and its subsidiaries’ ability to incur indebtedness, grant liens, make acquisitions, merge or consolidate, and dispose of assets. The Company’s obligations under the Amended Credit Agreement are guaranteed by certain of the Company’s U.S. subsidiaries.
The Amended Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness, ERISA defaults and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2% and could result in the acceleration of the Company’s obligations under the Amended Credit Agreement, and an obligation of any or all of the Company’s U.S. subsidiaries that have guaranteed the Amended Credit Agreement to pay the full amount of the Company’s obligations under the Amended Credit Agreement.
The lenders and their affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Bank of America, N.A., Wells Fargo Bank, National Association, and U.S. Bank National Association, lenders under the Amended Credit Agreement, are parties to certain reimbursement agreements in connection with the Company’s commercial letter of credit reimbursement facility.
Other terms of the Existing Credit Agreement, as described in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 filed on March 27, 2025, (including, without limitation, guarantees and security, covenants, events of default), have not been materially changed as a result of the Amended Credit Agreement and remain in full force and effect.
The foregoing does not constitute a complete summary of the terms of the Amended Credit Agreement, a copy of which will be filed with the Company’s Form 10-Q for the fiscal quarter ending August 3, 2025.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: June 27, 2025	By:	/s/ Jeffrey E. Howie
Jeffrey E. Howie
Chief Financial Officer
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